Exhibit 10(b)

AMENDMENT TO THE
ILLINOIS TOOL WORKS INC. 1996 STOCK INCENTIVE PLAN

In connection with the grant of Restricted Shares effective January 2, 2003, pursuant to the Illinois Tool Works Inc. 1996 Stock Incentive Plan, Section 9(b) of the Plan is amended to add the following sentence:

“Notwithstanding the foregoing, the Restricted Shares granted January 2, 2003, shall not become fully vested upon termination of employment by reason of Retirement, Disability or death.”